Exhibit 5.1

Squire Sanders (US) LLP 4900 Key Tower 127 Public Squre Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8500 squiresanders.com

May 10, 2012

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration of 4,500,000 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), covered by the above-referenced registration statement and all amendments thereto (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Common Shares may be issued pursuant to the Company’s 2012 Incentive Compensation Plan (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including resolutions of the Board of Trustees of the Company, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed that there will be available at the time of issuance a sufficient number of authorized and unissued common shares of beneficial interest of the Company.

Based on the foregoing, we are of the opinion that:

1.           The Company is a real estate investment trust formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

37 Offices in 18 Countries
Squire Sanders (US) LLP is part of the international legal practice Squire Sanders which operates worldwide through a number of separate legal entities.

Please visit squiresanders.com for more information.

Glimcher Realty Trust
May 10, 2012

2.           The Common Shares have been duly authorized for issuance and, when and if issued and delivered in accordance with the Plan and any form of award agreement utilized under the Plan, the Common Shares will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and is given on the basis of the law and the facts existing as of the date hereof.  We do not express any opinion herein concerning the laws of any other state.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.  Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, or if we become aware of any fact that might change this opinion after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Squire Sanders (US) LLP